Exhibit 99.1

HERSHEY ANNOUNCES SECOND QUARTER RESULTS
AND INCREASES FULL YEAR NET SALES AND EPS OUTLOOK

•	Net Sales increase 5.9%

•	Earnings per share-diluted of $0.31 as reported and $0.43 adjusted

•	2009 outlook for net sales growth to be in 3-5% long-term range and increase in adjusted earnings per share-diluted to be slightly above the 6-8% range

HERSHEY, Pa., July 23, 2009 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the second quarter ended July 5, 2009. Consolidated net sales were $1,171,183,000 compared with $1,105,437,000 for the second quarter of 2008. Net income for the second quarter of 2009 was $71,298,000 or $0.31 per share-diluted, compared with $41,467,000 or $0.18 per share-diluted, for the comparable period of 2008.

For the second quarters of 2009 and 2008, these results, prepared in accordance with generally accepted accounting principles (“GAAP”), include net pre-tax charges of $42.7 million and $39.3 million, or $0.12 and $0.11 per share-diluted, respectively. These charges were associated with the Global Supply Chain Transformation (“GSCT”) program. Adjusted net income, which excludes these net charges, was $97,965,000 or $0.43 per share-diluted in the second quarter of 2009, compared with $66,952,000, or $0.29 per share-diluted in the second quarter of 2008, an increase of 48 percent in adjusted earnings per share-diluted.

For the first six months of 2009, consolidated net sales were $2,407,214,000 compared with $2,265,779,000 for the first six months of 2008. Reported net income for the first six months of 2009 was $147,192,000 or $0.64 per share-diluted, compared with $104,712,000 or $0.46 per share-diluted, for the first six months of 2008.

For the first six months of 2009 and 2008, these results, prepared in accordance with GAAP, include net pre-tax charges of $61.7 million and $69.9 million, or $0.17 and $0.20 per share, respectively. These charges were associated with the GSCT program. Adjusted net income for the first six months of 2009, which excludes these net charges, was $183,957,000, or $0.81 per share-diluted, compared with $150,867,000 or $0.66 per share-diluted in 2008, an increase of 23 percent in adjusted earnings per share-diluted.

Total GSCT program costs to date are $591.7 million. The forecast for total charges related to the program has been narrowed and is now expected to be $640 million to $665 million and includes $40 million to $65 million of non-cash pension settlement charges, discussed in prior quarters and described in Appendix A. For 2009, total GAAP charges related to the GSCT program are expected to be $85 million to $120 million, including non-cash pension settlement charges of $40 million to $50 million.

Second Quarter Performance and Outlook

“Hershey’s second quarter results reflect continued momentum in the marketplace,” said David J. West, President and Chief Executive Officer. “Investments in our core brands and retail selling capabilities have resulted in strong gains in net sales, profit and U.S. market share. Net sales increased by 5.9 percent driven by the U.S. pricing action announced in August 2008, partially offset by volume declines associated with pricing elasticity and the impact of unfavorable foreign currency exchange rates. Core brands are responding to the investments in advertising, in-store programming and merchandising. In the second quarter, advertising increased 46 percent as we were on air supporting our core brands, the Easter season and the kick-off of our annual S’mores promotion.

“U.S. retail takeaway for the 24-weeks ended June 14, 2009, which along with the comparable period in 2008 encompasses each year’s entire Easter season results, in channels that account for over 80 percent of our retail business, was up 8.9 percent. In the channels measured by syndicated data, U.S. market share in the second quarter and year-to-date periods increased an identical 0.5 points.

“Performance was balanced across all classes of trade. Where we have focused resources, particularly in the food and convenience channels, results have exceeded our expectations. In the convenience store channel, Hershey has outpaced category retail takeaway for 11 consecutive four-week periods. In the second quarter, convenience store retail takeaway was up mid-single digits.

“Adjusted income before interest and income taxes increased 19.5 percent in the second quarter, resulting in a 150 basis point margin improvement, driven by net price realization; volume trends that were better than our initial expectations, particularly for our standard and king-size bars; supply chain efficiencies; and productivity gains. Offsetting a portion of these gains were higher commodity and energy costs, employee-related costs, including pension expense, and greater levels of consumer investment spending.

“Despite the challenging economic environment, we have maintained strong momentum. As we enter the third quarter, we are well-positioned to deliver on our financial objectives. Brand-building initiatives are having the desired effect and have helped to mitigate volume declines due to price elasticity. We expect consumers to see markedly higher promoted price points in the upcoming Halloween and Holiday seasons, which represent approximately one-third of our U.S. revenues in the second half of the year. Additionally, in the fourth quarter we begin to lap the August 2008 every day price increase. We intend to make the necessary consumer investments to ensure that the category continues to perform well in the second half of the year and are closely monitoring consumer and competitor response to our pricing models. Therefore, we are planning additional increases in advertising for the full year and expect advertising expense to increase 40 to 45 percent in 2009. This investment will benefit the business in both the near term and next year. As a result, we expect full year net sales growth to be within our 3 to 5 percent long-term objective.

“While our year-over-year commodity cost increase remains significant, it will be less than our initial estimate of $175 million. We have visibility into most of the cost structure, except costs for dairy products which remain lower than our initial estimates. While there is not a developed futures market for dairy, over the remainder of the year we do not expect material price inflation for dairy products. Our first-half performance has given us the flexibility to increase full-year brand-building advertising. We’ll also make further investments in category management and global go-to-market capabilities that will benefit the Company over the long term. Considering our strong first-half performance, a good start to the third quarter, solid seasonal programming and, based on year-to-date price/volume elasticity trends, we now expect the increase in adjusted earnings per share-diluted for the full year to be slightly above our long-term objective of 6 to 8 percent,” West concluded.

Note: In this release, Hershey has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP. These non-GAAP financial measures, as shown in the attached pro forma summary of consolidated statements of income, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

In 2008, the Company recorded GAAP charges of $130.0 million, or $0.38 per share-diluted, attributable to the GSCT program and $45.7 million, or $0.13 per share-diluted, related to intangible trademark values, primarily Mauna Loa, recorded in the fourth quarter of 2008. Additionally, the Company recorded business realignment and impairment charges of $4.9 million, or $0.01 per share-diluted, related to the business realignment in Brazil.

In 2009, the Company expects to record total GAAP charges, including possible non-cash pension settlement charges (see Appendix A), of about $85 million to $120 million, or $0.24 to $0.33 per share-diluted.

The GSCT program is expected to result in total pre-tax charges and non-recurring project implementation costs of $640 million to $665 million, including possible non-cash pension settlement charges (see Appendix A) in 2009 and 2010. Total charges include project management and start-up costs of approximately $60 million.

Appendix A

Financial Accounting Standards Board Statement of Financial Accounting Standards No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits (as amended) (“SFAS No. 88”) requires pension settlement charges to be recorded if withdrawals from pension plans in a calendar year exceed a certain level.

Pension settlement charges are non-cash charges for the Company. Such charges accelerate the recognition of pension expenses related to actuarial gains and losses resulting from interest rate changes and differences in actual versus assumed returns on pension assets. The Company normally amortizes actuarial gains and losses over a period of about 13 years.

The GSCT program charges recorded in 2007 and 2008 included pension settlement charges of approximately $25 million as employees leaving the Company under the program have withdrawn lump sums from the defined benefit pension plans. Pension settlement charges recorded during the first six months of 2009 totaled approximately $31 million.

In addition to the settlement charges reflected above, incremental SFAS No. 88 pension settlement charges of $15 million to $34 million are included in the total GSCT program estimates based upon the current trends of employee withdrawals, with $15 million to $20 million of this amount projected for 2009.

The GSCT program is expected to result in total pre-tax charges and non-recurring project implementation costs of $640 million to $665 million, including estimated pension settlement charges in 2009 and 2010.

Safe Harbor Statement

This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs and selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; political, economic, and/or financial market conditions; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; our ability to achieve expected ongoing annual savings from our supply chain transformation and the implementation of our supply chain transformation within the anticipated timeframe in accordance with our cost estimates; and such other matters as discussed in our Annual Report on Form 10-K for 2008. All information in this press release is as of July 23, 2009. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.hersheys.com. Please go to the Investor Relations section of the website for further details.

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FINANCIAL CONTACT:	Mark Pogharian	717-534-7556
MEDIA CONTACT:	Kirk Saville	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended July 5, 2009 and June 29, 2008
(in thousands except per share amounts)

	Second Quarter		Six Months

	2009	2008	2009	2008

Net Sales	$1,171,183	$1,105,437	$2,407,214	$2,265,779

Costs and Expenses:
Cost of Sales	717,893	722,926	1,513,696	1,506,816
Selling, Marketing and Administrative	298,710	266,612	573,166	516,561
Business Realignment and Impairment Charges, net	37,904	21,786	50,742	25,871

Total Costs and Expenses	1,054,507	1,011,324	2,137,604	2,049,248

Income Before Interest and Income Taxes (EBIT)	116,676	94,113	269,610	216,531
Interest Expense, net	22,734	23,610	46,630	47,996

Income Before Income Taxes	93,942	70,503	222,980	168,535
Provision for Income Taxes	22,644	29,036	75,788	63,823

Net Income	$71,298	$41,467	$147,192	$104,712

Net Income Per Share - Basic - Common	$0.32	$0.19	$0.66	$0.47
- Basic - Class B	$0.29	$0.17	$0.60	$0.43
- Diluted - Common	$0.31	$0.18	$0.64	$0.46

Shares Outstanding - Basic - Common	166,846	166,624	166,817	166,701
- Basic - Class B	60,710	60,806	60,710	60,806
- Diluted - Common	228,489	228,664	228,396	228,798

Key Margins:
Gross Margin	38.7%	34.6%	37.1%	33.5%
EBIT Margin	10.0%	8.5%	11.2%	9.6%
Net Margin	6.1%	3.8%	6.1%	4.6%

The Hershey Company
Pro Forma Summary of Consolidated Statements of Income
for the periods ended July 5, 2009 and June 29, 2008
(in thousands except per share amounts)

	Second Quarter				Six Months

	2009		2008		2009		2008

Net Sales	$1,171,183		$1,105,437		$2,407,214		$2,265,779

Costs and Expenses:
Cost of Sales	714,777	(a)	707,899	(d)	1,506,529	(a)	1,466,635	(d)
Selling, Marketing and Administrative	297,039	(b)	264,169	(e)	569,412	(b)	512,684	(e)
Business Realignment and Impairment Charges, net	—	(c)	—	(f)	—	(c)	—	(f)

Total Costs and Expenses	1,011,816		972,068		2,075,941		1,979,319

Income Before Interest and Income Taxes (EBIT)	159,367		133,369		331,273		286,460
Interest Expense, net	22,734		23,610		46,630		47,996

Income Before Income Taxes	136,633		109,759		284,643		238,464
Provision for Income Taxes	38,668		42,807		100,686		87,597

Adjusted Net Income	$97,965		$66,952		$183,957		$150,867

Adjusted Net Income Per Share - Basic - Common	$0.44		$0.30		$0.83		$0.68
- Basic - Class B	$0.40		$0.27		$0.75		$0.61
- Diluted - Common	$0.43		$0.29		$0.81		$0.66

Shares Outstanding - Basic - Common	166,846		166,624		166,817		166,701
- Basic - Class B	60,710		60,806		60,710		60,806
- Diluted - Common	228,489		228,664		228,396		228,798

Key Margins:
Adjusted Gross Margin	39.0%		36.0%		37.4%		35.3%
Adjusted EBIT Margin	13.6%		12.1%		13.8%		12.6%
Adjusted Net Margin	8.4%		6.1%		7.6%		6.7%

(a) Excludes business realignment and impairment charges of $3.1 million pre-tax or $2.0 million after-tax for the second quarter and $7.2 million pre-tax or $4.2 million after-tax for the six months.
(b) Excludes business realignment and impairment charges of $1.7 million pre-tax or $1.1 million after-tax for the second quarter and $3.8 million pre-tax or $2.2 million after-tax for the six months.
(c) Excludes business realignment and impairment charges of $37.9 million pre-tax or $23.6 million after-tax for the second quarter and $50.7 million pre-tax or $30.3 million after-tax for the six months.
(d) Excludes business realignment and impairment charges of $15.0 million pre-tax or $10.0 million after-tax for the second quarter and $40.2 million pre-tax or $27.4 million after-tax for the six months.
(e) Excludes business realignment and impairment charges of $2.4 million pre-tax or $1.7 million after-tax for the second quarter and $3.9 million pre-tax or $2.2 million after-tax for the six months.
(f) Excludes business realignment and impairment charges of $21.8 million pre-tax or $13.8 million after-tax for the second quarter and $25.9 million pre-tax or $16.4 million after-tax for the six months.

The Hershey Company
Consolidated Balance Sheets
as of July 5, 2009 and December 31, 2008
(in thousands of dollars)

Assets	2009	2008

Cash and Cash Equivalents	$28,768	$37,103
Accounts Receivable - Trade (Net)	272,542	455,153
Deferred Income Taxes	65,854	70,903
Inventories	642,505	592,530
Prepaid Expenses and Other	169,255	189,256

Total Current Assets	1,178,924	1,344,945

Net Plant and Property	1,440,530	1,458,949
Goodwill	563,622	554,677
Other Intangibles	125,315	110,772
Deferred Income Taxes	21,182	13,815
Other Assets	163,849	151,561

Total Assets	$3,493,422	$3,634,719

Liabilities and Stockholders' Equity

Loans Payable	$261,929	$501,504
Accounts Payable	279,706	249,454
Accrued Liabilities	460,304	504,065
Taxes Payable	—	15,189

Total Current Liabilities	1,001,939	1,270,212

Long-Term Debt	1,504,475	1,505,954
Other Long-Term Liabilities	503,638	504,963
Deferred Income Taxes	26,190	3,646

Total Liabilities	3,036,242	3,284,775

Total Stockholders' Equity	457,180	349,944

Total Liabilities and Stockholders' Equity	$3,493,422	$3,634,719